Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 20, 2011 (the “Effective Date”), between The Reader’s Digest Association, Inc., a Delaware corporation (the “Company”), RDA Holding Co., a Delaware corporation (“RDA Holding”), and Tom Williams (“Executive”).

WHEREAS, the Company and Executive entered into the Employment Letter dated as of May 26, 2010 (the “Prior Agreement”);

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s continuing employment; and

WHEREAS, except as otherwise expressly provided herein, this Agreement shall supersede any prior written agreement entered into between Executive and the Company prior to the Effective Date with respect to the subject matter hereof, including, without limitation, the Prior Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.             Term.  (a)  Duration.  The term of Executive’s employment under this Agreement shall continue until the second (2nd) anniversary of the Effective Date, unless terminated earlier as hereinafter provided (the “Expiration Date”). The period of time from the Effective Date through the termination of Executive’s employment under this Agreement is herein referred to as the “Term.” If the Company does not intend to renew this Agreement for an additional term or negotiate a new agreement with Executive, the Company shall provide Executive notice thereof not less than thirty (30) days prior to the Expiration Date.

(b)           No Obligation.  The parties agree and acknowledge that, should Executive and the Company choose to continue Executive’s employment for any period of time following the Expiration Date without extending the term of Executive’s employment under this Agreement or entering into a new written employment agreement, Executive’s employment with the Company shall be “at will,” such that the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice.

(c)           Definitions.  For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate(s)” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

2.             Duties and Responsibilities.  (a)  During the Term, Executive agrees to be employed and devote substantially all of Executive’s business time, attention and efforts to the Company and the promotion of its interests and the performance of Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement. Executive shall render Executive’s services hereunder as Chief Executive Officer of the Company, with the duties, responsibilities and authority commensurate with Executive’s status, including any duties and responsibilities as directed from time to time by the Board of Directors of the Company (the “Board”) consistent with Executive’s position hereunder. Executive shall report to the Board. In addition, the Company may, from time to time, direct Executive to perform similar duties and hold the same or similar offices for any of its Affiliates. As of the Effective Date and during the Term, Executive shall be appointed or elected (and re-elected, as applicable) as a member of the Board.

(b)           Place of Employment; Business Travel.  During the Term, Executive’s principal place of employment shall be at the Company’s New York, New York office. Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent reasonably necessary to fully perform Executive’s duties and responsibilities hereunder.

(c)           Board Membership; No Conflict.  During the Term, Executive shall not be permitted to be a member of the board of directors of any for-profit company without the consent of the Company (such consent not to be unreasonably withheld) (for all purposes under this Agreement, any required consent of the Company shall be evidenced by the written approval of the Chairman of the Board); provided that, Executive may serve, without approval, on the boards of directors of not-for-profit entities; provided further that, such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.

3.             Compensation and Related Matters.  (a)  Base Salary. During the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $800,000, payable in accordance with the Company’s applicable payroll practices. Base Salary shall be subject to review by the Compensation Committee of the Board (the “Committee”) or, if applicable, the Board, for increase, but not decrease, in its sole discretion and references in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b)           Bonus Opportunities.  During the Term, Executive shall be eligible to receive an annual cash bonus under the Company’s annual management incentive plan as in effect from time to time (the “Annual Bonus”) based on Executive’s achievement of the financial goals (“Goals”) established by the Committee or, if applicable, the Board, after consultation with Executive, provided, that the Annual Bonus payable to Executive upon achievement of the applicable annual Goals shall be $800,000 (the “Target Bonus”), and payment in the case of overachievement or underachievement of the Goals shall be adjusted from the Target Bonus consistent with the formula applied to other senior executives of the Company for similar performance.

Any Annual Bonus that Executive shall actually become entitled to receive pursuant to the arrangements described above, will be payable by the Company at such time and in such manner that bonuses are paid to other senior executives of the Company in accordance with the terms of the applicable annual management incentive plan, and is in any event intended to be paid as “short-term deferral” income, within the meaning of Section 409A (as such term is defined in Section 16 below).

(c)           Special Bonus.  In addition to the Annual Bonus, Executive shall be eligible to receive a one-time bonus of up to $400,000 based on Executive’s involvement in and the success of sales of assets and/or divisions of the Company as well as merger and acquisition activities during the one (1) year period beginning on the Effective Date, as determined by and in the sole discretion of the Board (the “Special Bonus”).

(d)           Benefits and Perquisites.  During the Term, Executive shall be entitled to participate in the benefit and perquisite plans and programs, commensurate with Executive’s position, that are established by the Company from time to time for executive employees generally, subject to the terms and conditions of such plans. In addition, during the Term Executive is eligible for a flexible perquisite allowance (under the “Flexnet Program”) of $54,000 per year and financial planning benefits provided through Ayco, the Company’s service provider.

(e)           Vacation.  During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to senior executives of the Company, but in no event less than four (4) weeks per year.

(f)            Business Expense Reimbursements.  During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable business expenses incurred in connection with performing Executive’s duties hereunder, in accordance with Company policy, as in effect from time to time. Without limiting the foregoing, the Company shall reimburse Executive for his reasonable parking expenses near the Company’s headquarters (currently $540 per month). To the extent amounts payable to Executive under this Section 3(f) constitute taxable income to Executive, such amounts shall be reimbursed in no event later than the Short-Term Deferral Date. The “Short-Term Deferral Date” shall mean, with respect to any fee or expense, the 15th day of the third month following the later of the end of the calendar year or the end of the Company’s fiscal year in which the fee or expense is incurred.

(g)           Equity Compensation Opportunities.  The Company shall grant to Executive initial annual equity awards under the RDA Holding Co. 2010 Equity Incentive Plan in accordance with the terms set forth on Exhibit A hereto, as soon as reasonably practicable after the Effective Date. In addition to the initial equity awards, in the sole discretion of the Committee or, if applicable, the Board, Executive shall be eligible to receive additional equity awards following the second (2nd) anniversary of the Effective Date, subject to such terms as may be determined by the Board.

(h)           Legal Fees.  The Company shall pay all reasonable attorneys’ fees and disbursements incurred by Executive in connection with the negotiation and documentation of this Agreement, up to a maximum of $8,500. Any reimbursement pursuant to this Section 3(g) shall be paid to Executive promptly upon remittance of documentation of such fees and in no event later than the Short-Term Deferral Date.

4.             Separation from Service with the Company.

(a)           Death or Disability.

(i)            Executive’s employment shall automatically terminate upon Executive’s death. The Company may terminate Executive’s employment hereunder in the event of Executive’s “Disability” (as defined below) upon thirty (30) days’ written notice to Executive. In the event of a termination of Executive’s employment hereunder by reason of death or by reason of Disability, the Company shall pay to Executive or Executive’s estate, as applicable, any accrued but unpaid Base Salary, accrued but unused vacation time, unreimbursed business expenses, and unpaid Annual Bonus for any completed performance period prior to the year of termination, and Executive or Executive’s estate shall be entitled to receive employee benefits pursuant to the terms of the benefit plans and programs applicable to terminated employees (collectively, the “Accrued Rights”). The Accrued Rights shall be payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within 30 days following the date of termination of Executive’s employment. In addition, Executive shall be entitled to a pro-rata portion of the Annual Bonus that relates to the performance period in which the termination of employment occurs, based on actual results of the Company as of the date of termination, which amount shall be calculated based upon a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable performance period during which Executive was employed by the Company, and shall be paid within sixty (60) days following the date of termination (the “Pro-Rata Bonus”). For the avoidance of doubt, Executive shall not be entitled to the Special Bonus (or any portion thereof) upon a termination of employment due to death or Disability.

(ii)           For purposes of this Agreement, “Disability” means Executive has been physically or mentally incapable for six (6) consecutive months (or six (6) months in any twelve (12) month period) to perform Executive’s duties hereunder, as determined reasonably and in good faith by the Board.

(b)           By the Company for Cause or By Executive Without Good Reason.

(i)            The Company may terminate Executive’s employment hereunder for “Cause” (as defined below) at any time upon written notice to Executive and Executive may terminate Executive’s employment hereunder without “Good Reason” (as defined below) at any time upon thirty (30) days’ written notice to the Company. In the event the Company terminates Executive’s employment hereunder for Cause or Executive terminates Executive’s employment hereunder without Good Reason, Executive shall be entitled to Executive’s Accrued Rights and the Company shall have no further obligations to Executive under this Agreement. The Accrued Rights shall be payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within thirty (30) days following the date of termination of Executive’s employment.

(ii)           For purposes of this Agreement, “Cause” means: (A) Executive’s willful failure to substantially perform Executive’s duties hereunder (other than due to physical or mental illness) after written notice of such failure to Executive, (B) Executive’s conviction of, or plea of guilty or nolo contendere to a felony (or the equivalent of a felony in a jurisdiction other than the United States) other than traffic violations, (C) Executive’s material breach of this Agreement that, to the extent curable, is uncured by Executive promptly following receipt of written notice given by the Company of such breach, (D) Executive’s material violation of the Company’s written policies of a nature that has a material detrimental impact on the

Company or its Affiliates and that, to the extent curable, is uncured by Executive promptly following receipt of written notice given by the Company of such breach; (E) Executive’s fraud or embezzlement with respect to the Company or its Affiliates; (F) Executive’s misappropriation or misuse of funds or property belonging to the Company or its Affiliates that is more than de minimis in nature; (F) Executive’s use of illegal drugs or misuse of prescription drugs that interferes with the performance of Executive’s duties hereunder; or (G) Executive’s gross misconduct, whether or not done in connection with employment, other than an action done in the good faith belief that it was in the best interests of the Company, that adversely affects the business or reputation of the Company, its Affiliates.

(iii)          For purposes of this Agreement, “Good Reason” means (A) any diminution in Executive’s title or position or a material diminution in Executive’s duties, authorities or responsibilities (excluding for this purpose an insubstantial or inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive); (B) any material breach by the Company of this Agreement that, to the extent curable, is uncured by the Company promptly following receipt of written notice thereof from Executive; (C) any material reduction of Executive’s Base Salary or Target Bonus; (D) the transfer or relocation of Executive’s principal place of employment to a location more than forty (40) miles from New York, New York; (E) any failure to re-elect Executive to the Board if the Company is not public, or to nominate Executive for election to the Board if the Company is public, or the removal of Executive from the Board other than for cause in accordance with the Company’s by-laws or in connection with a termination for “Cause” under the terms of this agreement; (F) the failure of the Company to obtain the assumption of this Agreement by any Person which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company and the failure to deliver a copy of the document effecting such assumption to Executive upon Executive’s written request; or (G) the Company’s notification to Executive pursuant to Section 1 hereof that the Company does not intend to renew this Agreement for an additional term or negotiate a new agreement with Executive.

(c)           By the Company Other Than for Cause or by Executive for Good Reason.  The Company may terminate Executive’s employment hereunder other than for Cause (and other than due to Disability) at any time upon written notice to Executive and Executive may terminate Executive’s employment hereunder for Good Reason within thirty (30) days following the occurrence of the event constituting Good Reason upon thirty (30) days’ written notice to the Company. In the event of a termination of Executive’s employment hereunder by the Company other than for Cause or by Executive for Good Reason, Executive shall be entitled to Executive’s Accrued Rights (payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within thirty (30) days following the date of termination of Executive’s employment) plus the following benefits (collectively, the “Separation Benefits”): (i) a severance payment equal to the sum of (A) one (1) times Executive’s then current Base Salary plus (B) (1) if the date of termination occurs during the 2011 calendar year, an amount equal to the greater of (a) one half the Target Bonus and (b) a pro-rata portion of the Annual Bonus for the 2011 calendar year, based on actual results of the Company as of the date of termination, which amount shall be calculated based upon a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable performance period during which Executive was employed by the Company or (2) if the date of termination occurs after the 2011 calendar year, an amount equal to the Target Bonus, which amount shall be paid, subject to the provisions of Section 16 hereof, in a lump-sum on the fifty third (53rd) day following the date of termination; (ii) coverage or monthly payments equal to the applicable COBRA premium rate, if any, for Executive, Executive’s spouse and Executive’s eligible dependents for twenty-four

(24) months with respect to any welfare benefit plans for which Executive elects COBRA coverage (provided that any such payments otherwise payable to Executive within the first fifty two (52) days following such termination shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the fifty third (53rd) day following the date of termination); (iii) the Pro-Rata Bonus; (iv) Executive’s Accrued Rights; and (v) an additional twelve (12) months of vesting credit with respect to any outstanding equity awards held by Executive on the date of termination. Notwithstanding the foregoing, unless, on or prior to the fifty second (52nd) day following the date of termination of employment, Executive shall have signed the Release of Claims (the “Release”) in the form attached hereto as Exhibit B and such Release shall have become effective in accordance with its terms, (1) no payment shall be paid or made available to Executive under clause (i) or (iii) of this Section 4(c), (2) the Company shall be relieved of all obligations to provide or make available any further benefits to Executive pursuant to clause (ii) of this Section 4(c) and (3) Executive shall forfeit any portion of any equity award that vested pursuant to clause (v) of this Section 4(c). Notwithstanding anything in this Agreement to the contrary, payment of any or all of the Separation Benefits is expressly contingent upon Executive’s continued substantial compliance with the terms and conditions of Sections 6, 7, 8 and 9 of this Agreement. Executive recognizes that, except as expressly provided in this Section 4 or pursuant to the terms of Executive’s equity grant agreements, no compensation is owed to Executive after termination of Executive’s employment.  For the avoidance of doubt, Executive shall not be entitled to the Special Bonus (or any portion thereof) upon a termination of employment by the Company other than for Cause or by Executive for Good Reason.

(d)           Expiration of Term.  If Executive’s employment shall terminate by reason of the expiration of the Term, Executive shall be entitled to the Accrued Rights. The Accrued Rights shall be payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within thirty (30) days following the date of termination of Executive’s employment.

(e)           Resignation from Board.  Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any subsidiary or Affiliate of the Company) to the extent Executive is then serving thereon.

(f)            Amounts Due Under Plans.  Subject to the provisions hereof, the payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder.

(g)           Waiver of Notice.  The Board may waive any notice required of Executive and Executive may waive any notice required of the Company under this Section 4 without liability, penalty or cost.

5.             Acknowledgments.  (a)  Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)           Executive acknowledges (i) that the business of the Company, its subsidiaries and Affiliates is global in scope and without geographical limitation and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its subsidiaries and Affiliates, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its subsidiaries and Affiliates will have business activities and have valuable business relationships within their respective industries throughout the world. Executive also agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 6, 7, 8, 9 and 12 outweighs any potential harm to Executive of its enforcement by injunction or otherwise.

(c)           Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 6 and 7 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6.             Restrictive Covenants.  (a)  Noncompetition and Nonsolicitation. Executive agrees that Executive shall not, while an employee of the Company and during the one (1) year period following termination of employment (such one-year period, the “Restriction Period”), directly or indirectly, without the prior written consent of the Company:

(i)            engage in activities or businesses anywhere in the world on behalf of any Person that is in competition with a portion of the Company’s business from which the Company derives at least 15% of its revenues based on the Company’s fiscal prior to the earlier of the activity or termination (“Competitive Activities”), including (A) selling goods or services of the type sold by the Company or any of its subsidiaries; (B) soliciting or attempting to solicit any customer or client or prospective customer or client of the Company or any of its subsidiaries or Affiliates including, without limitation, to purchase any goods or services of the specific type sold by the Company or any of its subsidiaries from anyone other than the Company or any of its subsidiaries; and (C) assisting any Person in any way to do, or attempt to do, anything prohibited by (A) or (B) above; provided, however, that the foregoing shall not prevent or be violated by Executive’s service in a noncompetitive portion of a company or business enterprise which is engaged in Competitive Activities with the Company or, as a result thereof, owning compensatory equity in such a company or business enterprise engaged in Competitive Activities; or

(ii)           (A) solicit, recruit or hire any employees of the Company or any of its subsidiaries or Affiliates or Persons who have worked for the Company or any of its subsidiaries or Affiliates in the prior 6 months; (B) solicit or encourage any employee of the Company or any of its subsidiaries or Affiliates to leave the employment of the Company or any of its subsidiaries or Affiliates; or (C) intentionally interfere with the relationship of the Company or any of its subsidiaries or Affiliates with any Person who or which is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries or Affiliates. The restrictions in this Section 6(a)(ii) shall not apply to (x) general solicitations that are not specifically directed to employees of the Company or any Affiliate, (y) serving as a reference at the request of an employee or (z) actions taken in the good faith performance of Executive’s duties for the Company.

The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is determined to be in violation of the provisions of this Section 6 by a relevant trier of fact, but only with respect to specific provisions to which the breach relates.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 6 (a) shall not be deemed breached as a result of Executive’s passive ownership of: (i) less than an aggregate of 3% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange, is quoted on the National Market System of NASDAQ or is otherwise publicly traded; (ii) less than an aggregate of 3% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities; or (iii) less than 3% in interest in mutual funds, private equity funds, hedge funds and similar pooled entities that have interests in or are engaged, directly or indirectly, in Competitive Activities, so long as such investments are totally passive.

(c)           If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 6 will not be rendered void but will be deemed to be automatically modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, notwithstanding the fact that any provision of this Section 6 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision to the extent permitted by applicable law.

7.             Nondisclosure of Confidential Information.  (a)  Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company and its subsidiaries and Affiliates is the property of the Company or its subsidiaries and Affiliates, as applicable. Therefore, Executive agrees that other than in connection with the good faith performance of Executive’s duties, Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters (i) become generally known in the relevant trade or industry or the public domain other than as a result of Executive’s acts or omissions in violation of this Agreement, (ii) become available to Executive on a nonconfidential basis or (iii) were within Executive’s possession prior to its being obtained by Executive in the course of Executive’s employment with the Company; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall promptly notify in writing the Company, and reasonably consult with and reasonably assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information that, according to Executive’s counsel, is legally required to be disclosed and (C) to the extent possible, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)                                 For purposes of this Agreement, “Confidential Information” means information and data concerning the business or affairs of the Company and its subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally or within the industry other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or its subsidiaries or Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive and the Company agree to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or its subsidiaries and Affiliates, except that Executive and the Company may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s or the Company’s legal counsel or related advisors and experts (provided that such Persons may not disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)                                  Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, its subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

8.                                       Return of Property.  Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information) are and shall remain the property of the Company and its subsidiaries and Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Notwithstanding the foregoing, Executive shall be permitted to retain Executive’s rolodex and similar address books, including those in electronic form and the parties agree that the names and contact information therein are not Confidential Information.

9.                                       Intellectual Property Rights.  (a)  Executive agrees that the results and proceeds of Executive’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)                                 Executive agrees that, from time to time, as may be reasonably requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive shall reasonably assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other reasonable acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company; provided that, the Company shall compensate Executive at a reasonable rate after such termination for the time actually spent by Executive at the Company’s request on such assistance.

(c)                                  In the event the Company is unable for any reason, after reasonable effort, defined as five (5) business days after written notice, to secure Executive’s signature on any document required in connection with the actions specified in Section 9(b), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf to execute, verify and deliver any such documents and to do all other lawfully permitted acts to further the purposes of Section 9(b) with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

10.                                 Notification of Subsequent Employer.  Executive hereby agrees that prior to accepting employment with any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 6, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered to the Company within a reasonable time thereafter.

11.                                 Remedies and Injunctive Relief.  The parties acknowledges that a violation by Executive or the Company of any of the covenants applicable to Executive or the Company and contained in Section 6, 7, 8, 9 or 12 would cause irreparable damage to Executive or the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the parties agree that, notwithstanding any provision of this Agreement to the contrary, each party shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6, 7, 8, 9 or 12 in addition to any other legal or equitable remedies either may have. The preceding sentence shall not be construed as a waiver of the rights that the parties may have for damages under this Agreement or otherwise, and all of the rights held by either Executive or the Company shall be unrestricted.

12.                                 Nondisparagement.  Executive shall not, whether in writing or orally, directly or indirectly, criticize, denigrate or disparage the Company, its subsidiaries or Affiliates or any of their respective predecessors, successors, current or former directors, officers, employees, or, in their capacity as such, any of their current or former shareholders, partners, members, agents or representatives, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that, the foregoing shall only apply with respect to persons that Executive knows or reasonably should know are covered thereby and shall not apply to statements made by Executive in the reasonable good faith performance of Executive’s duties while employed by the Company; provided further that, nothing herein shall create any right or cause of action with respect to any third party. The Company’s directors, its chief executive officer and his or her direct reports shall not, whether in writing or orally, directly or indirectly, criticize, denigrate or disparage Executive with respect to Executive’s respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray Executive in an unfavorable light; provided that, the foregoing shall not apply to statements made by the foregoing persons in the reasonable good faith performance of their duties while rendering services with respect to the Company while Executive is in the employ of the Company. The foregoing provisions of this Section 12 shall cease to apply two (2) years after the end of Executive’s employment with the Company and shall not apply to truthful testimony, normal competitive-type statements, statements not made with an intent to damage the other party or statements made in rebuttal of statements made by the other party.

13.                                 Representations of Executive.  (a)  Executive represents, warrants and covenants that (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)                                 Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

14.                                 Cooperation.  Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its subsidiaries or Affiliates, which relates to events occurring during Executive’s employment with the Company, its subsidiaries and Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial). With respect to such cooperation occurring following termination of employment, the Company shall compensate Executive at a reasonable per diem rate to be mutually agreed (other than with regard to actual testimony), as well as reimburse Executive for expenses reasonably incurred in connection therewith, including legal fees, provided that, any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

15.                                 Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

16.                                 Section 409A of the Code.  (a)  It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and Treasury guidance thereunder as in effect from time to time (collectively hereinafter, “Section 409A”). Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company and Executive agree to renegotiate such provision to comply with Section 409A, provided that any such renegotiated terms shall maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A) and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” shall mean separation from service. If Executive is deemed on the date of termination of Executive’s employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time (or if none, the default methodology), then with regard to any payment or the providing of any benefit made subject to this Section 16, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. On the first day of the seventh month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death, all payments delayed pursuant to this Section 16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)                                 If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

17.                                 Parachute Payments.  In the event that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Executive an additional payment (a “Gross-up Payment”), in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company immediately in writing of any claims by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up

Payment in excess of that, if any, initially determined by Company and Executive) within five (5) days of the receipt of such claim. The Company shall notify Executive in writing at least five (5) days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action. If as a result if the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Employee whether it will contest such claim or the Company determines not to contest such claim, the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

18.                                 Assignment.  (a)  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.

(b)                                 This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)                                  Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns, provided that the successor or assignee is the successor to all or substantially all of the assets of the Company and such assignee or successor assumes the rights and duties of the Company as contained in this Agreement, either contractually or as a matter of law.

19.                                 Indemnification and Insurance.  The Company’s and Executive’s rights and obligations pursuant to that certain Indemnification Agreement between the Company and Executive dated February 26, 2009 and that certain Indemnity Agreement between RDA Holding and Executive dated August 16, 2009 shall remain binding and enforceable in accordance with the terms of such agreements.

20.                                 No Mitigation; No Offset.  Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise. Except as specifically provided in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

21.                                 Governing Law.  This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

22.                                 Consent to Jurisdiction.  (a)  Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the Borough of Manhattan, New York) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 22(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 22 or enforcing any judgment obtained by the Company.

(b)                                 The agreement of the parties to the forum described in Section 22(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 22(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 22(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)                                  The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified herein. In addition, Executive irrevocably appoints the General Counsel of the Company as Executive’s agent for service of process in connection with any suit, action or proceeding, who shall promptly advise Executive of any such service of process.

(d)                                 The prevailing party in an action hereunder, as determined by the applicable court, shall be entitled to recover reasonable legal fees and related costs from the other party; provided that, such fees and costs are incurred prior to the fifth (5th) anniversary of the expiration of the Term. In the event that Executive is entitled to recover such fees and costs all such amounts shall be paid to Executive within thirty (30) days after the award of such fees and costs by the applicable court.

23.                                 Amendment; No Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

24.                               Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

25.                               Entire Agreement.  This Agreement (including the Exhibits hereto) and any other agreements contemplated by this Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

26.                               Survival.  The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

27.                               Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	The Reader’s Digest Association, Inc.
750 Third Avenue
New York, New York 10017
Attention: Board of Directors
Fax: 914-244-5644

With a copy to:	The Reader’s Digest Association, Inc.
44 South Broadway
White Plains, New York 10601
Attention: General Counsel
Fax: 914-244-5644

If to Executive:	To the address last shown on the records of the Company

With a copy to:	Larry A. Stempler, Esq.
704 Passaic Avenue
West Caldwell, NJ 07006

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

28.                               Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitutes a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

29.                               Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

THE READER’S DIGEST ASSOCIATION, INC.

/s/ JoAnn A. Murray
Name: JoAnn A. Murray
Title: Senior Vice President, Global Human Resources

RDA HOLDING CO.

/s/ JoAnn A. Murray
Name: JoAnn A. Murray
Title: Senior Vice President, Global Human Resources

TOM WILLIAMS

/s/ Tom Williams

EXHIBIT A

EQUITY AWARD TERMS

Restricted Stock Units

Shares Subject to Award:	50,000
Vesting:	The award shall vest in equal installments on each of the first two (2) anniversaries of the date of grant
Change in Control:	The award shall vest in full upon a Change in Control of the Company (as defined under the RDA Holding Co. 2010 Equity Incentive Plan, excluding clause (b) thereof)
Termination without Cause or for Good Reason:

Upon a termination of employment by the Company without Cause or by Executive for Good Reason the portion of the award that would otherwise vest within twelve (12) months following the date of termination shall vest.

Nonqualified Stock Options

Shares Subject to Award:	375,000
Exercise Price:	50,000 at $35.00 per share 75,000 at $40.00 per share 100,000 at $45.00 per share 150,000 at $55.00 per share
Vesting:	Fully vested upon grant
Method of Exercise:	Cashless exercise permitted (i) upon the occurrence of or following a Change in Control and (ii) immediately prior to the expiration of the options, in the discretion of Executive
Expiration Date:	Two (2) years following the date of grant

EXHIBIT B

RELEASE OF CLAIMS

I.                                        Release.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release and forever discharge The Readers’ Digest Association, Inc., a Delaware corporation (the “Company”), and its parents, subsidiaries, affiliates, predecessors, successors, and/or assigns, past, present, and future, together with its and their officers, directors, executives, agents, employees, and employee benefits plans (and the trustees, administrators, fiduciaries and insurers of such plans), past, present, and future (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, .or has at any time heretofore had, owned or held against any Released Party, from the beginning of time to the date of the undersigned’s execution of this Release of Claims, including without limitation, any Claims arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and all other Federal, state, or local statutes, regulations or laws; provided, however, that nothing herein shall release the Company of its obligations under that certain Employment Agreement, dated July 11, 2011, between the undersigned, the Company and RDA Holding Co., or with respect to the undersigned’s rights with regard to indemnification and directors and officers liability insurance.  Except as set forth in Section II below, the undersigned understands that, as a result of executing this Release of Claims, she will not have the right to assert that the Company or any other Released Party unlawfully terminated the undersigned’s employment or violated any of the undersigned’s rights in connection with the undersigned’s employment or otherwise.

The undersigned affirms that she is not presently party to any Claim, complaint or action against any Released Party in any forum or form and that she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, etc.  The undersigned furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA.  If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned hereby waives any right to individual monetary or other relief.

The undersigned further declares and represents that she has carefully read and fully understands the terms of this Release of Claims and that, through this document, she is hereby advised to consult with an attorney prior to executing this Release of Claims, that she may take up to and including twenty one (21) days from receipt of this Release of Claims, to consider whether to sign this Release of Claims, that she may revoke this Release of Claims within seven (7) calendar days after signing it by delivering to the Company written notification of revocation

(and that this Release of Claims shall not become effective or enforceable until the expiration of such revocation period), and that she knowingly and voluntarily, of the undersigned’s own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as the undersigned’s own free act.

II.                                   Protected Rights.  The Company and the undersigned agree that nothing in this Release of Claims is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law.  The undersigned is releasing, however, the undersigned’s right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on the undersigned’s behalf.  Further, should the EEOC or any other agency obtain monetary relief on the undersigned’s behalf, the undersigned assigns to the Company all rights to such relief.

III.                              Severability.  If any term or provision of this Release of Claims is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Release of Claims shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Release of Claims is not affected in any manner materially adverse to any party.

IV.                               GOVERNING LAW.  THIS RELEASE OF CLAIMS SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth (8th) calendar day following the date set forth below.

THE READER’S DIGEST ASSOCIATION, INC.

Name:
Title:

TOM WILLIAMS

Date Signed: